UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

 CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 25, 2021

THE BOEING COMPANY
(Exact name of registrant as specified in its charter)

1-442
Commission file number

Delaware			91-0425694
(State or other jurisdiction of incorporation or organization)			(I.R.S. Employer Identification No.)

100 N. Riverside Plaza,	Chicago,	IL	60606-1596
(Address of principal executive offices)			(Zip Code)

(312)	544-2000
(Registrant's telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $5.00 Par Value	BA	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement
On October 25, 2021, The Boeing Company (“Boeing”) entered into a $3.06 billion, 364-day revolving credit agreement (the “Agreement”) with Citigroup, N.A. (“Citibank”) and JPMorgan Chase Bank, N.A. (“JPMorgan”) as joint lead arrangers and joint book managers, JPMorgan as syndication agent and Citibank as administrative agent, and a syndicate of lenders as defined in the Agreement. This facility replaces Boeing’s previous 364-day credit agreement, which was scheduled to terminate on October 25, 2021. Boeing’s $3.2 billion three-year revolving credit agreement and $3.2 billion five-year revolving credit agreement, each entered into in 2019, as well as a $5.3 billion two-year revolving credit agreement entered into in March 2021, remain in effect.

Under the Agreement, Boeing will pay a fee of between 0.20% and 0.40% per annum on the commitments, depending on Boeing’s credit rating. Borrowings under the Agreement that are not based on SOFR rates will bear interest at an annual rate equal to the highest of (1) the rate announced publicly by Citibank, from time to time, as its “base” rate, (2) the federal funds rate plus 0.50% and (3) Term SOFR for a one-month tenor in effect on such day plus 1.00%, plus between 0.3% and 0.9% per annum, depending on Boeing’s credit rating. Borrowings under the Agreement that are based on SOFR rates will generally bear interest based on an applicable Term SOFR settlement rate plus between 1.414% and 2.214% per annum, depending on Boeing’s credit rating. The Agreement is scheduled to terminate on October 24, 2022, subject to Boeing’s right to, following payment of additional fees, convert outstanding borrowings into term loans with a maturity date that is the one-year anniversary of the termination date, as well as Boeing’s right to request that the lenders extend the term for an additional 364 days.

The Agreement contains customary terms and conditions, including covenants restricting Boeing’s ability to permit consolidated debt (as defined in the Agreement) in excess of 60% of Boeing’s total capital (as defined in the Agreement), to incur liens, to merge or consolidate with another entity, and to permit liquidity (as defined in the Agreement) to be less than $5 billion. Events of default under the Agreement include: (1) failure to pay outstanding principal or interest within five business days of when due, (2) determination that any representation or warranty was incorrect in any material respect when made, (3) failure to perform any other term, covenant or agreement, which failure is not remedied within 30 days of notice, (4) a cross-default with other debt in certain circumstances, (5) the incurrence of certain liabilities under the Employee Retirement Income Security Act and (6) bankruptcy and other insolvency events. If an event of default occurs and is continuing, the lenders would have the right to accelerate and require the repayment of all amounts outstanding under the Agreement and would not be required to advance any additional funds.
Certain of the lenders and their affiliates have performed, and may in the future perform, for Boeing and its subsidiaries, various banking, underwriting, and other financial services, for which they receive customary fees and expenses.

The foregoing description is qualified in its entirety by the Agreement, which is filed as exhibit 10.1 hereto.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

The information set forth above under “Item 1.01. Entry into a Material Definitive Agreement” is incorporated herein by reference.

 Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	364-Day Credit Agreement, dated as of October 25, 2021

104	104 Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

THE BOEING COMPANY

By:	/s/ John R. Phillips
John R. Phillips
Vice President, Assistant General Counsel and Corporate Secretary

Dated: October 27, 2021